EXHIBIT 99.1

Contact:

Emily Caine

               (314) 982-7722

               emily.caine@fleishman.com

Tim Sommer

               (314) 573-2571

               timothy.sommer@graybar.com

Graybar Names David Bender Seattle District Vice President

Ken Sparks plans to retire after 42 years with the company

SEATTLE, September 13, 2010 – Graybar, a leading distributor of electrical, communications and data networking products and related supply chain management and logistics services, has appointed David Bender as its District Vice President for the company’s Seattle regional operations, effective Nov. 1, 2010. Bender will replace Ken Sparks who will be retiring after 42 years with the company.  Sparks also serves as a member of Graybar’s Board of Directors and of its Audit Committee and will resign from both positions effective upon his retirement.

Graybar’s Seattle district is one of 13 operating districts for the employee-owned company, servicing Washington, Oregon, Alaska, Montana, Idaho and Hawaii. In total, the district includes 11 locations and more than 300 employees.

Bender started his career with Graybar in 1988 and has served in a broad range of sales and management roles, most recently as Director of Comm/Data Sales in Graybar’s California district.  He holds a Bachelor of Science degree in Business Administration from West Virginia University.

“On behalf of Graybar’s employees, shareholders and Board of Directors, we thank Ken Sparks for his many contributions to the company and we wish him all the best in retirement,” said Robert A. Reynolds, Jr., Graybar’s chairman, president and chief executive officer. “We are pleased to have David Bender as our new Seattle district vice president and look forward to the impact his leadership will have on our business in this region.”

Graybar, a Fortune 500 corporation and one of the largest employee-owned companies in North America, is a leader in the distribution of high quality electrical, communications and data networking products, and specializes in related supply chain management and logistics services. Through its network of nearly 240 North American distribution facilities, it stocks and sells products from thousands of manufacturers, helping its customers power, network and secure their facilities with speed, intelligence and efficiency. For more information, visit www.graybar.com or call 1-800-GRAYBAR.

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